Exhibit 10.1

EXECUTION COPY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of February 11, 2011

among

Seahawk Drilling, Inc.,

as the Borrower,

D. E. Shaw Direct Capital Portfolios, L.L.C.,

as the Administrative Agent,

and

The Lenders Party Hereto

TABLE OF CONTENTS

		Page

	ARTICLE I
	DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01	Terms Defined Above	1
Section 1.02	Certain Defined Terms	1
Section 1.03	Terms Generally; Rules of Construction	17
Section 1.04	Accounting Terms and Determinations; GAAP	18

	ARTICLE II
	THE LOANS
Section 2.01	Commitments	18
Section 2.02	Loans	18
Section 2.03	Requests for Loans	19
Section 2.04	Funding of Loans	20
Section 2.05	Termination of Aggregate Maximum Commitments	20

	ARTICLE III
	PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01	Repayment of Loans	20
Section 3.02	Interest	20
Section 3.03	Prepayments	21
Section 3.04	Fees	22

	ARTICLE IV
	PAYMENTS

Section 4.01	Payments by the Borrower	22
Section 4.02	Application of Insufficient Payments	23

	ARTICLE V
	INCREASED COSTS AND TAXES
Section 5.01	Increased Costs	23
Section 5.02	Taxes	24
Section 5.03	Mitigation Obligations	25

	ARTICLE VI
	CONDITIONS PRECEDENT

Section 6.01	Effective Date	25
Section 6.02	Each Loan	27

	ARTICLE VII
	REPRESENTATIONS AND WARRANTIES

Section 7.01	Organization; Powers	28
Section 7.02	Authority; Enforceability	28
Section 7.03	Approvals; No Conflicts	29

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Security Instruments
Exhibit E	Form of Assignment and Assumption

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.09	Tax Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.16(e)	Real Property
Schedule 7.16(f)	Rigs
Schedule 7.18	Swap Agreements
Schedule 7.22	Bank Accounts
Schedule 9.01	Existing Debt
Schedule 9.02	Existing Liens
Schedule 9.04	Investments

v

THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of February 11, 2011 is among: Seahawk Drilling, Inc., a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; and D. E. Shaw Direct Capital Portfolios, L.L.C. (in its individual capacity, “Direct Capital”), as trustee (for the purposes of the Rig Mortgages, as described below) and administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower and certain of its Subsidiaries are debtors-in-possession under Chapter 11 of the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”) in cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division or in another Bankruptcy Court acceptable to the Borrower and the Administrative Agent (the “Bankruptcy Court”). The Borrower has requested that the Lenders provide certain loans and extensions of credit (on a senior super-priority secured basis) to the Borrower in connection with the Chapter 11 Cases in accordance with the provisions of this Agreement.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement and to the terms and conditions of the DIP Orders.

A G R E E M E N T

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Plan” means a Reorganization Plan which provides for full and final payment of all the Indebtedness (in cash and in immediately available funds) on (a) the effective date of a sale of all or substantially all of the Properties of the Borrower and its Subsidiaries and the receipt of all cash consideration with respect thereto in immediately available funds, or (b) the effective date of such Reorganization Plan, that, in either event provides for an effective date thereof no later than forty-five (45) days after the date of entry of the Confirmation Order, and which is otherwise acceptable to the Administrative Agent, in its discretion.

“Administrative Agent” has the meaning assigned to such term in the initial paragraph hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.05.

“Agreement” means this Debtor-in-Possession Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignment of Earnings” means an Assignment of Earnings among the Borrower, any applicable Subsidiary, and the Administrative Agent (for the ratable benefit of the Lenders), which Assignment of Earnings shall be in form and substance satisfactory to the Administrative Agent.

“Assignment of Insurance” means an Assignment of Insurance among the Borrower, any applicable Subsidiary, and the Administrative Agent (for the ratable benefit of the Lenders), which Assignment of Insurance shall be in form and substance satisfactory to the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bankruptcy Code” has the meaning assigned to such term in paragraph A. of the Recitals.

“Bankruptcy Court” has the meaning assigned to such term in paragraph A. of the Recitals.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the initial paragraph hereof.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03.

“Budget” means a detailed rolling 13-week cash flow budget on a consolidated basis that includes, among other things, specific line items (which shall include Professional Expenses) for each category of receipts and disbursements as are requested by the Administrative Agent and consistent with the level of detail and the scope and nature as provided in the Budget delivered pursuant to Section 6.01(m). The Budget shall be subject to the Variances. The initial Budget and all updates, amendments and supplements thereto shall be in form and substance acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Carve-Out” has the meaning assigned to such term in Section 8.15.

“Cash Collateral Order” means any order of the Bankruptcy Court in any Chapter 11 Case authorizing the use of cash collateral, as such order may be amended, modified or revised from time to time.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $500,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chapter 11 Cases” has the meaning assigned to such term in paragraph A. of the Recitals.

“Claims” means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the Loan Documents, any applicable law, or otherwise, that may now or hereafter be suffered or incurred by a Person and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or judicial or non-judicial proceeding, or any appeal related thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means any Property of any Loan Party that is subject to the Liens existing and to exist under the terms of the Security Instruments, including each of the Rigs.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the Maximum Credit Amount of such Lender, as such commitment may be (a) modified from time to time pursuant to Section 2.05 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a).

“Confirmation Order” means an order entered by the Bankruptcy Court confirming a Reorganization Plan, which shall be in form and substance acceptable to the Administrative Agent, in its discretion.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition other than this clause (g)) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (l) Disqualified Capital Stock. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” shall mean a three-party agreement among the Administrative Agent, the Borrower (or any applicable Subsidiary) and the relevant financial institution that serves as a depositary bank, which three-party agreement shall be in form and substance satisfactory to the Administrative Agent.

“DIP Orders” means, collectively, the Interim Order and the Final Order.

“Direct Capital” has the meaning assigned to such term in the initial paragraph hereof.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action as to which the stay pursuant to the Chapter 11 Cases is effective; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action; (c)(i) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action; (ii) Liens arising out of crew’s wages, repairs, supplies, towage, use of drydock or marine railway or necessaries, and other similar maritime liens (other than those described elsewhere in this definition of “Excepted Liens”), in any event, to the extent such Liens (whether or not imposed by, or arising by operation of, law) are not covered under Section 9.02(f) and to the extent such Liens arise in the ordinary course of business and secure payment of obligations not more than 30 days past due or which are being contested in good faith and, if necessary, by appropriate proceedings diligently conducted (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (g) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (h) any Liens (which are senior under applicable law to Liens granted in connection with existing Debt) that are perfected (but not granted) after the Petition Date to the extent such post-petition perfection is permitted under the Bankruptcy Code and is approved by the Bankruptcy Court; (i) the Carve-Out; and (j) Liens for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the applicable Rig to sale, forfeiture or loss; provided that Liens described in clauses (a) through (d) and (j) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on (or measured by) its net income or profits (however denominated) or franchise taxes imposed on it by the United States of America or such other jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in the immediately preceding subclause (a).

“Exit Fees” means the fees payable by the Borrower pursuant to the provisions of Section 3.04(b).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Final Order” means a final order entered by the Bankruptcy Court in the Chapter 11 Cases after a final hearing based on the standards prescribed in Bankruptcy Rule 4001(c) and other applicable law and that has not been reversed, modified, amended or stayed, which final order shall (a) approve all aspects of the Transactions including, without limitation, the administrative expense super-priority of and the existence and priority of all liens securing the

Loan Documents, and the rights, remedies and obligations thereunder, (b) provide for such other protections of the obligations of the Borrower and its Subsidiaries to Agent and the Lenders and the status of the lien priority thereof as Administrative Agent, and its counsel, in their discretion, deem necessary, and (c) provide that (i) the Liens granted on the Collateral to secure Indebtedness shall prime any pre-existing Liens on the Collateral (unless the existing secured lenders have consented in writing to the priming of their Liens) or (ii) only as to the Liens granted on the Collateral to secure the Pre-Petition Revolving Credit Facility, provide that such Liens shall be released and that all amounts outstanding under such Facility shall be paid in full with the proceeds of Loans made hereunder.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall constitute a single jurisdiction.

“Foreign Subsidiary” means any subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority, including any such Governmental Requirement relating to offshore drilling.

“Guarantors” means:

(a) Seahawk Drilling LLC, Seahawk Global Holdings LLC, Seahawk Mexico Holdings LLC, Seahawk Drilling Management LLC, Seahawk Offshore Management LLC, Energy Supply International LLC and Seahawk Drilling USA LLC, each a Delaware limited liability company, and

(b) each other Domestic Subsidiary that becomes a Guarantor pursuant to Section 8.12 after the Effective Date,

in each case until it is released, if ever, from its obligations under the Guaranty Agreement.

“Guaranty Agreement” means an agreement (which shall be in form and substance acceptable to the Administrative Agent) executed by the Guarantors unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hercules” has the meaning assigned to such term in Section 7.19(a).

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means any and all amounts owing or to be owing by any Loan Party or any Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent or any Lender under any Loan Document, and (b) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“ISM Code” has the meaning set forth in Section 7.07(a).

“Insurance Policies” includes (a) all contracts of insurance (including, without limitation, all certificates of entry in protection and indemnity and war risks associations or clubs) in respect of the Rigs, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of said contracts of insurance, and (c) all other rights of each owner of a Rig under or in respect of said contracts of insurance.

“Interest Payment Date” means the last day of each calendar month.

“Interim Order” means an interim order entered by the Bankruptcy Court in the Chapter 11 Cases after an interim hearing based on the standards prescribed in Bankruptcy Rule 4001(c) and other applicable law and that has not been reversed, modified, amended or stayed, which interim order shall (a) approve on an interim basis (to the extent necessary to prevent immediate and irreparable harm) all aspects of the Transactions including, without limitation, the administrative expense super-priority of and the existence and priority of all liens securing the Loan Documents, and the rights, remedies and obligations thereunder, (b) provide for such other protections of the obligations of the Borrower and its Subsidiaries to Agent and the Lenders and the status of the lien priority thereof as Administrative Agent, and its counsel, in their discretion, deem necessary, and (c) provide that (i) the Liens granted on the Collateral to secure Indebtedness shall prime any pre-existing Liens (other than Excepted Liens) on the Collateral (unless the existing secured lenders have consented in writing to the priming of their Liens) or (ii) only as to the Liens granted on the Collateral to secure the Pre-Petition Revolving Credit Facility, provide that such Liens shall be released and that all amounts outstanding under such Facility shall be paid in full with the proceeds of Loans made hereunder.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means the rate per annum appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the first calendar day of each month, as the rate for dollar deposits with a maturity of one month; provided that “LIBO Rate” for the time period between the Effective Date and the first day of the next succeeding calendar month shall be such rate as shall be in effect at approximately 11:00 a.m., London time, two Business Days prior to the Effective Date. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be determined in good faith by the Administrative Agent.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, and the Security Instruments.

“Loan Party” means the Borrower or any Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans are outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(b)(iii)).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party or any Subsidiary to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent or any Lender under any Loan Document. For the avoidance of doubt, the filing and continuance of the Chapter 11 Cases shall not constitute a “Material Adverse Effect”.

“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means the earliest of: (a) one hundred eighty (180) days from the execution date for this Agreement; (b) forty-five (45) days after the commencement of the

Chapter 11 Cases if the Final Order has not been entered by the Bankruptcy Court on or prior to such date; (c) the earlier of the effective date and the date of substantial consummation (as defined in Section 1102 of the Bankruptcy Code) of a Reorganization Plan that has been confirmed by an order of the Bankruptcy Court; (d) subject to and without duplication of the immediately following clause (e), the entry of an order by the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code approving the sale of any of the Collateral or any material Property of any Loan Party (including equity interests in subsidiaries) without the consent of the Administrative Agent; (e) sixty (60) days after the commencement of the Chapter 11 Cases if, by such date, the Loan Parties have not entered into a binding asset purchase agreement providing for the sale of substantially all of their assets, which sale shall have been approved by the Bankruptcy Court and which shall provide for the payment of cash consideration that is sufficient to pay in full (in cash and in immediately available funds) all of the Indebtedness then due and owing; (f) one hundred twenty (120) days after the commencement of the Chapter 11 Cases if, by such date, the Loan Parties have not closed and consummated the sale of substantially all of the assets or equity interests of the Loan Parties, which sale shall have been approved by the Bankruptcy Court and shall be satisfactory to the Administrative Agent in all respects; or (g) the date on which the Loans shall become due and payable upon the acceleration thereof in accordance with the provisions of Section 10.02(a). Notwithstanding any termination of the Commitments on the Maturity Date, the Lenders may, in their sole and absolute discretion (and subject to such terms and conditions as the Lenders, acting in their sole and absolute discretion, may impose), continue to provide Loans hereunder in such amounts as the Lenders (in their sole and absolute discretion) may approve from time to time.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to the terms hereof, or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer, but subject to the reasonable approval of the Administrative Agent).

“Non-Filing Subsidiary” means any subsidiary of the Borrower that (a) is organized under the laws of the United States of America or any state thereof or the District of Columbia, and (b) is not a debtor in any Chapter 11 Case.

“Notes” means the promissory notes of the Borrower described in Section 2.02(c) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(b)(iii).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means February 11, 2011.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Pledge Agreement” means a Pledge Agreement among one or more of the Loan Parties and the Administrative Agent, which Pledge Agreement shall be in form and substance satisfactory to the Administrative Agent.

“Post-Closing Condition Date” has the meaning assigned to such term in Section 8.17.

“Prepayment Event” means: (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than any such dispositions permitted by the exceptions to Section 9.11; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; (c) the issuance by any Loan Party of any Equity Interests or the receipt by any Loan Party of any capital contribution (other than any capital contribution made by the Borrower to any Wholly-Owned Subsidiary or by a Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary); (d) the incurrence by any Loan Party of any Debt, other than Debt permitted under Section 9.01; or (e) any receipt by any Loan Party of any refund on account of the payment of Taxes.

“Pre-Petition Revolving Credit Facility” means the revolving credit facility provided to the Borrower pursuant to the provisions of that certain Revolving Credit Agreement dated as of August 4, 2009, among the Borrower, certain Subsidiaries of the Borrower, as guarantors, the lenders from time to time party thereto, and Natixis, New York Branch, as administrative agent and issuing bank, as such Revolving Credit Agreement has been amended, modified and supplemented from time to time.

“Professional Expense Cap” has the meaning set forth in Section 8.15.

“Professional Expenses” shall mean the fees and reimbursable expenses of a Professional Person for which the Borrower or any Subsidiary is liable, which fees and reimbursable expenses shall have been approved by the Bankruptcy Court.

“Professional Person” shall mean (a) a Person who is an attorney, accountant, appraiser, auctioneer, investment banker, restructuring adviser or other professional person and who is retained, with Bankruptcy Court approval, by the Borrower or one of its Subsidiaries pursuant to Section 327 of the Bankruptcy Code or (b) a creditors’ committee pursuant to Section 1103(a) of the Bankruptcy Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(b)(ii).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Reorganization Plan” means a plan of reorganization proposed by the Borrower, any Subsidiary or any other Person (including the Administrative Agent or any Lender) in any Chapter 11 Case.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.

“Rig” means, to the extent now owned or hereafter acquired by the Borrower or any Subsidiary, any mobile offshore drilling rig owned by the Borrower or such Subsidiary and its substructure, engine, braking system, drill pipe, drill collar and related equipment and parts (including spare parts related to such Rig).

“Rig Mortgages” means each of the First Preferred Mortgages (or other ship mortgage, fleet mortgage, naval mortgage or other agreement, document or instrument evidencing a grant of liens in a Rig) among one or more of the Loan Parties and the Administrative Agent, for the ratable benefit of the Lenders, which pledges a Rig as collateral for all or a portion of the Indebtedness and which shall be in form and substance satisfactory to the Administrative Agent.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means the Administrative Agent and the Lenders.

“Security Agreement” means a Security Agreement among the Borrower, any applicable Subsidiary, and the Administrative Agent (for the ratable benefit of the Lenders), which Security Agreement shall be in form and substance satisfactory to the Administrative Agent.

“Security Instruments” means the Guaranty Agreement, the Rig Mortgages, the Assignment of Earnings, the Assignment of Insurances, the Pledge Agreement, the Security Agreement, and other agreements, instruments or certificates described or referred to in Exhibit D, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for, the payment or performance of the Indebtedness, the Notes, or this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower that is a Guarantor.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of (a) the Maturity Date, and (b) the date that the total Commitments are permanently terminated in accordance with the express provisions of this Agreement.

“Total Loss” means (a) the actual, constructive, arranged, agreed, or compromised total loss of any Rig; (b) the loss, theft or destruction of any Rig or damage thereto to such extent as shall, as determined by the Administrative Agent, make repair thereof uneconomical or shall render such Rig permanently unfit for normal use for any reason whatsoever; (c) the requisition for title or other compulsory acquisition or forfeiture of any Rig otherwise than by requisition for hire; or (d) the capture, condemnation, seizure, arrest, detention or confiscation of any Rig by any Governmental Authority or by Persons acting or purporting to act on behalf of any

Governmental Authority unless such Rig is released from such capture, seizure, arrest, detention or confiscation within one (1) month after the occurrence thereof.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the grant of Liens by the Borrower on the Collateral and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on the Collateral and other Properties pursuant to the Security Instruments.

“Variances” means that the Budget shall be subject to the following variances:

(a) as of any date (but subject to the proviso to this clause (a)), the Borrower may have obtained Loans under this Agreement that, in the aggregate and on a cumulative basis, are up to 15% in excess of the aggregate cumulative amount set forth in the then effective Budget for Loans under this Agreement through such date, provided that, as to the covenant in this clause (a), the first test of compliance with such covenant shall be made at the beginning of the fourth week after the date of the entry of the Interim Order based upon the actual amount of Loans made under this Agreement during the first three weeks after such date;

(b) as of any date, the Borrower and its Subsidiaries may have made disbursements that, in the aggregate and on a cumulative basis, are up to 15% in excess of the aggregate cumulative amount set forth in the then effective Budget for disbursements to be made by the Borrower and its Subsidiaries through such date;

(c) as to the disbursements made by the Borrower and its Subsidiaries during any given week, the Borrower and its Subsidiaries may have made disbursements during such week that, in the aggregate, are up to 25% in excess of the aggregate amount set forth in the then effective Budget for disbursements to be made by the Borrower and its Subsidiaries during such week, provided that the Borrower and its Subsidiaries shall still be in compliance with the provisions of the immediately preceding clauses (a) and (b).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE LOANS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. The amount of the Loans made pursuant to the provisions of this Agreement shall be limited to the amount set forth in the applicable Budget, but subject to the Variances. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans.

(a) Several Obligations. Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Minimum Amounts. At the time that each Loan is made, such Loan shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $100,000; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

(c) Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.05, Section 12.04(a) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Loans. To request a Loan, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 12:00 noon New York City time, one Business Day before the date of the proposed Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Loan;

(ii) the date of such Loan, which shall be a Business Day;

(iii) the current total Revolving Credit Exposures (without regard to the requested Loan) and the pro forma total Revolving Credit Exposures (giving effect to the requested Loan); and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Each Borrowing Request shall also contain a certificate from the Borrower (1) demonstrating Borrower’s and each Subsidiary’s compliance with the Budget (subject to the Variances), (2) certifying that Borrower and the Subsidiaries shall apply the proceeds of the Loans only in compliance with the Budget (subject to the Variances), and (3) containing a comparison of the expenditures set for the in the Budget, as then updated, to actual expenditures for the most recent week then ended, if not then or previously provided for the most recent week end, all certified by a Responsible Officer, in form and substance satisfactory to the Administrative Agent. Each Borrowing Request shall constitute a representation that the amount of the requested Loan shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the Aggregate Maximum Credit Amounts). Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Borrower may make no more than one Borrowing Request per week hereunder.

Section 2.04 Funding of Loans. The Lenders will make the Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower in Houston, Texas and designated by the Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

Section 2.05 Termination of Aggregate Maximum Commitments. Unless previously terminated on a permanent basis pursuant (a) to the mutual agreement of the parties hereto, or (b) the operation of Section 10.02, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the total Commitments shall terminate on the effective date of such termination or reduction.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) Loans. The principal balance of the Loans from time to time outstanding shall bear interest at a per annum floating rate equal the sum of the following (but in no event to exceed the Highest Lawful Rate): (i) a margin of 12%, plus (ii) the higher of (A) the LIBO Rate (which shall be adjusted on a monthly basis in accordance with the definition of such term set forth herein), and (B) 3.00%.

(b) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to three percent (3%) in excess of the pre-default interest rate set forth in Section 3.02(a) hereof, but in no event to exceed the Highest Lawful Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with Section 3.03(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans that is to be prepaid. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, for any reason on any date, the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall immediately prepay the Loans on such date in an aggregate principal amount equal to such excess.

(ii)(A) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower or such Subsidiary shall, immediately after such Net Proceeds are received by the Borrower or such Subsidiary, prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds. (B) In addition, in the event that aggregate Net Proceeds in excess of $850,000 are received by or on behalf of the Foreign Subsidiaries and Non-Filing Subsidiaries (collectively) in respect of events that, as to any Foreign Subsidiary or Non-Filing Subsidiary, are equivalent to Prepayment Events or upon the liquidation or dissolution of any Foreign Subsidiary or any Non-Filing Subsidiary, the Borrower shall cause the Loans to be prepaid in the amount of 100% of such excess Net Proceeds immediately upon the receipt by the Foreign Subsidiaries and the Non-Filing Subsidiaries (collectively) of any such excess Net Proceeds (or liquidation or dissolution proceeds) that exceed, in the aggregate, $850,000.

(iii) Prepayments pursuant to this Section 3.03(c) shall be accompanied by accrued interest to the extent required by Section 3.02 and by the payment of the Exit Fees to the extent required by Section 3.04(b).

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.03 shall be without premium or penalty, except as required under Section 3.04(b).

Section 3.04 Fees.

(a) Upfront Fee. Contemporaneously with the Lenders’ initial Loan funding hereunder, the Borrower shall pay to the Administrative Agent (for the account of the Lenders), in cash and in immediately available funds an upfront fee in the amount of $1,050,000, which may, at the option of the Borrower, be paid from the proceeds of such initial Loan.

(b) Exit Fees. Upon any final repayment of any of the principal amount of the Loans that results in a permanent reduction or termination of the Commitments, the Borrower agrees to pay to the Administrative Agent (for the account of the Lenders) in cash and in immediately available funds an Exit Fee equal to the percentage set forth below of the principal amount so prepaid or repaid. For the avoidance of doubt, the Exit Fee shall not be payable upon any payment or prepayment of the principal amount of the Loans hereunder that does not have the effect of permanently reducing the Commitments. To the extent that the same is not paid under the preceding sentence (and without duplicating amounts paid under the preceding sentence), on the Maturity Date, the Borrower agrees to pay to the Administrative Agent (for the account of the Lenders) in cash and in immediately available funds an Exit Fee equal to the percentage set forth below of the $35,000,000 Commitment of all Lenders (as in effect on the Effective Date). Notwithstanding the foregoing, if the Maturity Date occurs as a result of an Event or Default or the occurrence of one of the events described in clauses (b), (d), (e) or (f) of the definition of the term “Maturity Date” set forth in Section 1.01 hereof, then the Exit Fee Percentage shall be 6%.

Days from the Effective Date	Exit Fee Percentage
1-59	6%
60-74	5.5%
75-89	5%
90-104	4.5%
105-119	4%
120-134	3.5%
Thereafter	3%

ARTICLE IV

Payments

Section 4.01 Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to a bank account of the Administrative Agent located in New York, New York as the Administrative Agent may specify in writing to the Borrower from time to time. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

Section 4.02 Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

ARTICLE V

INCREASED COSTS AND TAXES

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.02(a)), the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Exceptions. Notwithstanding anything herein to the contrary, (i) neither any Lender nor the Administrative Agent shall be indemnified for any Indemnified Taxes or Other Taxes pursuant to Section 5.02(c)unless such Lender or the Administrative Agent (as the case may be) shall make written demand on the Borrower for such reimbursement no later than six (6) months after the earlier of (A) the date on which the relevant taxing authority makes written demand upon such Person for such Indemnified Taxes or Other Taxes, or (B) the date on which such Person has made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or giving rise to such claims are retroactive, then the six-month period referred to in Section 5.02(c) shall be extended to include the period of retroactive effect thereof; and (ii) each Foreign Lender (if any) (A) shall not be entitled to make any claim under Section 5.02(a) or Section 5.02(c) hereof based upon withholding taxes, and (B) shall comply with all reasonable requests from the Borrower to establish that such Foreign Lender is entitled to an exemption from or reduction of withholding taxes under the laws of any relevant jurisdiction.

Section 5.03 Mitigation Obligations. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including the $500,000 commitment fee payable to the Lenders and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors

(or comparable governing body) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the organizational documents of such Loan Party , certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party.

(d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the following: (i) the Guaranty Agreement; (ii) the Rig Mortgages; (iii) the Security Agreement; and (iv) the Pledge Agreement. The Security Agreement shall contain provisions regarding the maintenance and operation of one or more lockbox accounts, which arrangements shall be acceptable to the Administrative Agent and the Borrower.

(h) The Bankruptcy Court shall have entered the Interim Order, which shall be in form and substance satisfactory to the Administrative Agent and which shall not have been vacated, reversed, modified or stayed in any respect.

(i) The Administrative Agent shall have reviewed and shall be satisfied with all first-day and related orders (including any and all cash collateral orders and related orders) entered and to be entered by the Bankruptcy Court in the Chapter 11 Cases.

(j) The Administrative Agent shall have reviewed and shall be satisfied with all motions, orders and other pleadings and related documents to be filed or submitted to the Bankruptcy Court in connection with the transactions contemplated by this Agreement and the approval thereof.

(k) No Material Adverse Effect shall have occurred since the execution of any binding commitment letter relating to the Commitments under this Agreement, provided that the filing and continuance of the Chapter 11 Cases shall not constitute a Material Adverse Effect.

(l) No law or regulation shall be applicable in the judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Loan Documents or the transactions contemplated thereby.

(m) The Administrative Agent shall have received (i) the Budget, and (ii) such financial and other information regarding the Borrower and its Subsidiaries as the Administrative Agent may reasonably request.

(n) The Administrative Agent shall have reviewed and be satisfied with the final execution version (or the latest working draft as of the time of the filing of the Chapter 11 Cases) of the asset purchase agreement for the relevant bidder.

(o) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent as to the insurance coverage of the Borrower and its Subsidiaries.

(p) The Administrative Agent shall have received a pay-off letter executed by the administrative agent for the Pre-Petition Revolving Credit Facility, which shall be in form and substance satisfactory to the Administrative Agent.

(q) The Administrative Agent shall have received such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., New York City time, on February 25, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02 Each Loan. The obligation of each Lender to make each Loan hereunder (including the initial funding) is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to such Loan, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect, provided that the filing and continuance of the Chapter 11 Cases shall not constitute a Material Adverse Effect.

(c) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Loan, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Loan, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d) The making of such Loan would not violate, or cause any Lender to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The Interim Order and (or, if the same has been entered, the Final Order) shall remain in full force and effect and shall not have been reversed, modified, amended or stayed.

(f) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03.

Each request for a Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company (as the case may be) power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or limited liability company (as the case may be) powers and have been duly authorized by all necessary corporate, limited liability company and, if required, stockholder, member or manager action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority to be obtained or made by any Loan Party pursuant to any statute, rule or regulation applicable to it or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) approvals of the Bankruptcy Court, (ii) the recording and filing of the Security Instruments as required by this Agreement and (iii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority which is binding upon any Loan Party or its Properties, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its financial statements that were filed in its 10-Q for the quarter ended September 30, 2010, and (ii) consolidated balance sheet as of December 31, 2010 and the related consolidated statements of income and cash flow for the month ended December 31, 2010. All such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2010, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect (except for the filing of the Chapter 11 Cases) and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c) Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05 and except for the filing and pendency of the Chapter 11 Cases and any related proceedings, there are no actions, suits,

investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower:

(a) the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

As requested by the Administrative Agent, the Borrower and the Subsidiaries have made available to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, laboratory analyses, and material correspondence on environmental matters with respect to Environmental Laws that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries are in compliance in all material respects with the International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”), to the extent applicable, and have established and implemented a safety management system and such other procedures as required by the ISM Code, to the extent applicable.

(b) Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem, under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed against the Borrower or any Subsidiary in any public records, such as Uniform Commercial Code records and real property records. Except as set forth on Schedule 7.09, to the knowledge of the Borrower, no claim is being asserted in writing with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information (including the Schedules listing the property and debts of the Borrower and its Subsidiaries that have been filed with the Bankruptcy Court in the Chapter 11 Cases) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their

Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably expected to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby.

Section 7.12 Insurance. The Borrower has previously provided to the Administrative Agent a true, complete and correct description of all insurance maintained by the Borrower and its Subsidiaries as of the Effective Date, and the Borrower and its Subsidiaries carry the insurance required to be carried by them under Section 8.07 of this Agreement. As of the Effective Date, such insurance is in full force and effect and all premiums required to be paid by the Borrower and its Subsidiaries have been duly paid. The Properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities in which the Borrower and its Subsidiaries operate.

Section 7.13 Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.02(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries. The cash and the fair market value of the other Properties owned or held by the Foreign Subsidiaries and the Non-Filing Subsidiaries as of the Effective Date does not exceed, in the aggregate, $1,000,000.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Seahawk Drilling, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 4633947 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(h) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(h) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(h).

Section 7.16 Properties; Titles, Etc.

(a) Each of Borrower and its Subsidiaries has good and defensible title to all of its Rigs and all of its other Properties material to its operations as a whole, in each case, free and clear of all Liens except Liens permitted by Section 9.02.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All of the real properties and interests therein owned or leased by the Borrower and/or any Subsidiary are accurately described on Schedule 7.16(e) hereto.

(f) Schedule 7.16(f) hereto contains a true, complete, description of all of the Rigs owned by the Borrower, its Subsidiaries, the Foreign Subsidiaries and the Non-Filing Subsidiaries.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties of the Borrower and each of its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all contracts related to such Properties. All Property owned in whole or in part by the Borrower and its Subsidiaries that is necessary to conduct their normal operations is being maintained in a state adequate to conduct such normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or such Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Swap Agreements. Schedule 7.18, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(c), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.19 Use of Loan Proceeds.

(a) The proceeds of the Loans shall be used only for the following purposes (subject to any required or appropriate approval of the Bankruptcy Court): (i) to pay all principal, accrued interest, and all other obligations (totaling approximately $18.1 million) on the Pre-Petition Revolving Credit Facility (which shall be paid in full and terminated); (ii) to provide general working capital in accordance with the Budget (which shall be subject to the Variances); (iii) to pay ordinary operating costs and expenses (including, without limitation, the costs of administering the Chapter 11 Cases) in accordance with the Budget (which shall be subject to the Variances); (iv) to pay, in accordance with the Budget (which shall be subject to the Variances), payments (including cash LTIP and change in control payments up to approximately $2,200,000) for employees; and (v) to pay severance payments (other than those described in the immediately preceding clause (iv)) to terminated employees and to pay Professional Expenses (which severance payments and Professional Expenses shall include (1) employee incentive fees, (2) change-in-control payments, (3) hourly fees of Professional Persons, and (4) incentive fees for Simmons and Company International and Alvarez & Marsal), provided that the amounts described in this clause (v) shall be funded as Loans under this Agreement only if the following conditions are satisfied: (A) such amounts shall be funded as Loans hereunder contemporaneously with the closing of a sale of substantially all of the Borrower’s and its Subsidiaries’ assets to Hercules Offshore, Inc. (“Hercules”) and then only if the cash consideration paid by Hercules at such closing is sufficient to pay (and is used to pay) all amounts then outstanding under the Loan Documents (which shall then be terminated), including, without limitation, principal, interest, fees and any Loans that are used to fund and pay the amounts described in this clause (v); (B) the amount of such funding shall in no event exceed the then-existing total Commitments and borrowing availability under this Agreement, and (C) all conditions to such funding under this Agreement shall have been satisfied or waived.

(b) Notwithstanding anything to the contrary contained herein, in no event shall proceeds of Loans be used to pay any Professional Expenses incurred in connection with the assertion of or joinder in any claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (i) invalidating, setting aside, avoiding or subordinating, in whole or in part, any of the Indebtedness or the Liens and security interests in any of the Collateral granted to the Administrative Agent or any Lender under this Agreement, the Security Instruments or the DIP Orders; (ii) declaring any of the Loan Documents to be invalid, not binding or unenforceable in any respect, (iii) preventing, enjoining, hindering or otherwise delaying the Administrative Agent’s or any Lender’s enforcement of any of the Loan Documents or any realization upon any Collateral (unless such enforcement or realization is in direct violation of an explicit provision in any of the DIP Orders); (iv) declaring any Liens granted or purported to be granted under any of the Loan Documents to have a priority other than the priority set forth therein; or (v) objecting to the amount or method of calculation by Lender of any of the Indebtedness.

(c) Nothing in this Section 7.19 shall be construed to waive the Administrative Agent’s or any Lender’s right to object to any requests, motions or applications made in or filed with the Bankruptcy Court, including any applications for interim or final allowances of Professional Expenses.

(d) The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.20 Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.21 Citizenship. Each of the Borrower and each Subsidiary that owns a Rig is qualified to own and operate such Rig under the laws of the jurisdiction in which any such Rig is flagged, if such qualification is necessary.

Section 7.22 Security Interests; Bank Accounts.

(a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in such Pledge Agreement) and, when such Pledged Collateral (to the extent such Pledged Collateral constitutes a “certificated security” or an “instrument” under the applicable Uniform Commercial Code) is delivered to such Administrative Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Collateral, in each case prior and superior in right to any other person.

(b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other person, other than Excepted Liens.

(c) After the execution and delivery of each Rig Mortgage, each Rig Mortgage will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in all Collateral (as defined in such Rig Mortgage) and, when appropriate filings or registrations are made in accordance with the laws of the Rig’s flag, such Rig Mortgage shall constitute a first preferred perfected mortgage Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Rig, prior and superior in right to any other person, other than Excepted Liens, and will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign Rig, in the case of Rigs not registered under the laws and flag of the United States of America, and in the case of Rigs registered under the laws and flag of the United States of America, will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered Rig under the laws and flag of the United States of America.

(d) Schedule 7.22 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Effective Date.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Monthly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 30 days after the end of each fiscal month of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of a Financial Officer in substantially the form of Exhibit C hereto certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(c) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal month or fiscal year, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.18, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors or Managers of the Borrower or any such Subsidiary, to such letter or report.

(e) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(f) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(g) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of actual knowledge by the Borrower of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(h) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(i) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any Subsidiary.

(j) Reports Filed with U.S. Trustee. As soon as available, and in any event within two (2) Business Days after the filing thereof, a copy of each report filed by the Borrower or any Subsidiary with the office of the United States Trustee.

(k) Copies of Pleadings, etc. Copies of all pleadings, motions, reports, applications and other papers filed by the Borrower or any Subsidiary with the Bankruptcy Court as well as copies of all billing and expense statements received from any Professional Person.

(l) Budget. On or before the third Business Day of each week, (a) a report in form and substance acceptable to the Administrative Agent setting forth any variances in actual cash receipts and expenditures from those projected in the Budget, and (b) an update to the Budget in form and substance acceptable to the Administrative Agent setting forth, among other things, any changes in the Budget reasonably anticipated by Borrower and its Subsidiaries (it being understood that no such changes shall become part of the Budget unless approved by the Administrative Agent in writing) and providing for the additional of another subsequent week to the Budget in order to maintain a 13-week forecast. After each such delivery, the Borrower shall provide such additional information, if any, as the Administrative Agent shall reasonably request. Compliance with the Budget and the Variances shall be tested on a weekly basis, provided that, as to the Variance set forth in clause (a) of the definition of “Variances” in Section 1.01 hereof, compliance with such Variance shall be tested on a weekly basis commencing with the third week following the week in which the initial Loan hereunder was made.

(m) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA, but expressly excluding any audited financial statements or information), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice following its actual knowledge of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any pleading filed with the Bankruptcy Court seeking relief from stay or conversion or dismissal of any Chapter 11 Case (together with a copy of such pleading);

(d) any proposed sale of any of the Collateral (including with such notice copies of drafts of all instruments and agreements applicable to any such sale), which shall specify the identity of the proposed purchaser, the terms of the proposed sale and the expected date of closing, subject to Bankruptcy Court approval;

(e) any Lien on any Rig imposed by any Governmental Authority within three Business Days following the Borrower’s or the relevant Subsidiary’s receipt of notice of such imposition;

(f) any correspondence received by the Borrower or any relevant Subsidiary from any insurer or classification society with respect to any insurance maintained in accordance with Section 8.07 which advises the Borrower or any applicable Subsidiary of a materially adverse event affecting the coverage on any Rig, promptly and in any event within three Business Days after the actual knowledge thereof by a Responsible Officer of the Borrower;

(g) any arrest of any Rig for a period of at least three continuous days or the exercise of any Lien remedy on any Rig, in each case, by a Person other than the Administrative Agent or any Lender, promptly and in any event within three Business Days of the actual knowledge thereof by a Responsible Officer of the Borrower; and

(h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment could not reasonably be expected to (i) result in a Material Adverse Effect or (ii) result in the seizure or levy of any Property of the Borrower or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. Except as to its ownership and operation of the Rigs (which shall instead be governed by the covenants set forth in Section 8.16), the Borrower, at its own expense, will, and will cause each Subsidiary to:

(a) operate its material Properties or cause such other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate any aspect of its business, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Properties, including, without limitation, all equipment, machinery and facilities.

(c) operate its material Properties or cause or make reasonable and customary efforts to cause such material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(d) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance.

(a) The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. With respect to any single item of equipment or inventory that constitutes Collateral and has a value in excess of $100,000, the loss payable clauses or provisions in said insurance policy or policies insuring such item of equipment or inventory shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent. Notwithstanding the foregoing, the insurance requirements as to each Rig are set forth in the immediately following Section 8.07(b).

(b) In addition the requirements of Section 8.07(a), with respect to each Rig, the Borrower shall comply, and shall cause each Subsidiary to comply, with the following requirements:

(i) General.

(A) Except as otherwise specifically provided below, at their own expense, maintain insurance payable in collars in amounts (and with co-insurance and deductibles), against risks and in forms which are substantially equivalent to the coverage customarily carried by Persons engaged in similar businesses and owning similar properties in localities where such Rig is operated and placed through brokers and with financially sound and reputable insurance companies or associations that are reasonably satisfactory to the Administrative Agent.

(B) Renew all such insurance, including the Insurance Policies, as they expire and provide evidence of such renewal to the Administrative Agent.

(C) Punctually pay all premiums, calls, contributions or other sums payable in respect of such insurance, including the Insurance Policies, and produce all relevant receipts or other evidence of such payment upon the Administrative Agent’s written request and all such Insurance Policies shall provide that there shall be no recourse against the Administrative Agent or any Lender for unpaid premiums, club calls, assessments or advances.

(D) Use commercially reasonable efforts to cause their broker (or an authorized agent thereof) of such insurance to agree in writing to mark their records and to advise the Administrative Agent at least seven Business Days prior to the lapse of each policy or contract maintained by such broker by expiration, termination, failure to renew or otherwise for any reason whatsoever and of any default in payment of any premium in respect of any Insurance Policy with respect to any such Rig; provided, that, with respect to insurance policies and contracts providing for war risk and terrorism insurance, advance notice of lapse or notice of default shall be governed by the terms of such insurance policies and contracts. The Administrative Agent shall not be deemed to have knowledge of any such lapse of insurance in the absence of receipt of notice from such brokers. If such Insurance Policies are not maintained in full force and effect, then the Administrative Agent, at its option, may procure such insurance at the Borrower’s expense.

(E) Deliver to the Administrative Agent, upon the written request of the Administrative Agent, copies of all cover notes, binders, policies and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of Insurance Policies maintained in connection with such Rigs.

(F) Provide to the Administrative Agent promptly after receiving them, copies of any written notices from their insurance broker or agent relating to (1) non-payment of premiums and cancellation of such Insurance Policies; and (2) other material modification of such Insurance Policies.

(G) Do all things reasonably necessary and provide all documents, evidence and information within its power which may be reasonably requested by the Administrative Agent to enable the Administrative Agent to collect or recover any monies which may at any time become due in respect of the Insurance Policies on such Rigs.

(ii) Terms of Insurance Policies. The Insurance Policies shall include the following terms and conditions:

(A) Each such Rig shall always be covered against marine perils and all risks of loss or damage, including loss, damage, fire and such other perils as are customary in the industry, in accordance with English, American or Norwegian hull clauses, as applicable, with reasonable deductibles.

(B) When and while such Rig is laid up, in lieu of hull insurance, port risk insurance may be taken out under forms of policies approved by the Administrative Agent for such Rig.

(C) For the purposes of insurance against Total Loss, each such Rig and its equipment and appurtenances shall be insured for and valued at an amount at least equal to the fair market value thereof from time to time.

(D) Each such Rig shall also be insured against the risk of pollution unless such risk is fully covered by the entry of such Rigs into an international group protection and indemnity association, in each case in an amount from time to time obtainable for mobile offshore drilling rigs of the same type, size, age and flag as such Rig and carried by, and reflecting coverage customarily carried by Persons engaged in similar businesses and owning similar properties in localities where such Rigs are operated, including excess pollution coverage.

(iii) Mortgagee Interest Insurance. At the Borrower’s expense, obtain, for and on behalf of the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance with respect to each Rig. Such insurance shall cover marine perils on hull and machinery, and shall be maintained on reasonable commercial terms as reasonably acceptable to the Administrative Agent in the American and British insurance markets or in such other major international markets acceptable to the Administrative Agent.

(iv) Administrative Agent as Additional Insured and Loss Payee.

(A) In the case of all marine and war risk hull and machinery policies and all protection and indemnity insurances (including insurance against liability for pollution or the spillage or leakage of cargo), the Borrower or any applicable Subsidiary will cause the Administrative Agent, for the ratable benefit of the Lenders, to be named as an additional insured without liability for premiums, club calls, assessment or advance payable under the Insurance Policies on such Rigs.

(B) The Borrower or any applicable Subsidiary will cause all policies and certificates of entry with respect to insurance required hereby for each such Rig to contain a loss payable clause which shall be on such terms as the Administrative Agent shall reasonably request, in the case of all marine and war risk hull and machinery (including excess values) policies and all protection and indemnity and liability and oil pollution liability insurance, and which shall provide for payment to the Borrower or its order (or to any applicable Subsidiary or its order) unless the payment is to indemnify the Administrative Agent from or reimburse the Administrative Agent for any loss, damage or expense incurred by it or unless and until the insurers or associations receive notice from the Administrative Agent that the Borrower or such Subsidiary is in default hereunder, in which event all payments shall be made to the Administrative Agent; provided, that the insurer may in all events make payments directly to third parties to whom liability has been established in discharge of guaranties issued by the insurer or claims against the Borrower, such Subsidiary or insurer.

(C) In addition, the Borrower and each Subsidiary will, at its sole cost and expense, (1) assign to the Administrative Agent, by an Assignment of Insurances, all of the Borrower’s or any applicable Subsidiary’s right, title and interest in and to each Insurance Policy on such Rigs (including all entries in protection and indemnity or war risk associations) with respect to the insurance required hereby and furnish, or use its commercially reasonable efforts to cause its brokers to furnish, written notice of such assignment to all insurers, underwriters, clubs and associations with respect to such insurance, and (2) use its commercially reasonable efforts to cause the insurance brokers and club managers to deliver certified copies of all policies, contracts, binders, insurance slips, cover notes and certificates of entry relating to such Rigs on request and to execute and deliver to the Administrative Agent a letter of undertaking in connection with the above mentioned insurances and entries.

(D) With respect to any potential claims under any Insurance Policy on such Rigs, if an Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, direct the Borrower or the applicable Subsidiary to make proof of loss, settle and adjust any claims at the reasonable direction of the Administrative Agent, and the expenses incurred by the Administrative Agent in the adjustment and collection of such proceeds shall be paid by the Borrower. The Administrative Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds, unless proximately caused by its gross negligence or willful misconduct.

(v) United States Operations. At all times during which one or more such Rigs is operating within the jurisdiction of the United States of America, the Borrower and each applicable Subsidiary shall maintain with respect to such Rigs:

(A) Insurance or post bonds or maintain approved evidence of financial responsibility (including, without limitation, qualification as a “qualified self-insurer” by the United States Coast Guard) with respect to such Rigs to cover the actual cost of removal of discharged oil for which the Borrower, any Subsidiary or the Administrative Agent may be held strictly liable (or held liable due to negligence of the Borrower, such Subsidiary, or any other Person) under the Clean Water Act of 1977, as amended, the Oil Pollution Act 1990 (33 U.S.C. § 2701 et seq.), as amended, or the Outer Continental Shelf Lands Act, as amended, or under any other Governmental Requirement, including, without limitation, any Environmental Law, of any Governmental Authority that, now or in the future, may apply to such Rigs or to the Borrower or any Subsidiary.

(B) Such worker’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law, including endorsements for foreign and Outer Continental Shelf operations, borrowed servant, voluntary compensation and in rem claims.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property (including laws, rules, regulations and orders regarding the ownership and use of each Rig), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five Business Days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability to the Borrower or its Subsidiaries (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12 Additional Collateral; Additional Guarantors.

(a) In the event that the Borrower forms, acquires or otherwise permits to exist any Domestic Subsidiary that is not a Guarantor, the Borrower shall promptly cause such Domestic Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Domestic Subsidiary, (ii) pledge all of the Equity Interests of such Domestic Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Domestic Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional security documents, closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(b) The Borrower will at all times cause all material tangible and intangible assets of the Borrower and each Domestic Subsidiary to be subject to a Lien of the Security Instruments, except that no Equity Interests in a Foreign Subsidiary are required to be pledged.

Section 8.13 ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.14 DIP Orders.

(a) The Interim Order (if entered), the Final Order and all other orders of the Bankruptcy Court authorizing or affecting any aspect of the Transactions and all related motions and pleadings seeking to modify, amend or otherwise affect the Interim Order or the Final Order filed on behalf of the Borrower or any Subsidiary, shall (i) first be submitted to Administrative Agent and its counsel, (ii) be in form and substance acceptable to the Administrative Agent and its counsel, in their discretion, and (iii) not be modified without the prior written consent of Administrative Agent or consent given in open court.

(b) The DIP Orders shall provide for usual and customary protections for the Administrative Agent and the Lenders, including, but not limited to, the following: (i) as to the Interim Order, notice in the Interim Order of Borrowers’ intention to waive in the Final Order any right to assert a surcharge or other claim under Section 506(c) of the Bankruptcy Code against any of the Collateral, and waiver of such rights in the Final Order (but subject to payment in full of all amounts due under the Carve-Out); (ii) a waiver of any right to assert or require marshalling of any Collateral; (iii) preclusion of any post-petition financing on a priming basis or otherwise, other than the credit facilities provided under this Agreement unless such post-petition financing first satisfies and pays in full the Indebtedness; and (iv) a finding that the Lenders have acted in good faith in making the credit facilities provided under this Agreement available to the Borrowers.

(c) The DIP Orders shall also provide that if the Borrower fails to pay the Indebtedness in full (in cash and in immediately available funds) on or prior to the Maturity Date (regardless of how the Maturity Date may be brought about), then, five (5) Business Days after the Administrative Agent delivers a notice of such Maturity Date to the Borrower, the automatic stay shall (without further action) be automatically lifted so that the Administrative Agent and the Lenders can exercise then their remedies against the Collateral without any further notice to or approval of the Bankruptcy Court. Notwithstanding the foregoing sentence, if the Loans mature as a result of one of the events described in the clauses (e) or (f) in the definition of the term “Maturity Date” in Section 1.01 hereof, then the lifting of the automatic stay as described in the preceding sentence shall be delayed for thirty (30) days during which time period the Borrower and its Subsidiaries would either (i) develop a plan to liquidate the Borrower’s and its Subsidiaries’ cold stacked rig assets and reduce Borrower’s and its Subsidiaries’ ongoing expenditures (which plan shall be subject to the approval of the Administrative Agent, in its sole and absolute discretion, in which case the Lenders would allow the liquidation of the Borrower’s and its Subsidiaries’ cold stacked rig assets in accordance with such plan), or (ii) close and fund a credit facility with other lenders at which closing and funding the loan facility provided for in this Agreement would be terminated and all of the Indebtedness would be paid in full in cash and in immediately available funds. If by the end of such thirty (30) day period, the Borrower has not complied with clause (i) or clause (ii), then the automatic stay shall (without further action) be automatically lifted so that the Administrative Agent and the Lenders can exercise then their remedies against the Collateral without any further notice to or approval of the Bankruptcy Court.

(d) For the avoidance of doubt, the Lenders shall not be obligated to fund any Loans under this Agreement unless and until the entry of an Interim Order or a Final Order that expressly (i) authorizes the payment in full of the Pre-Petition Revolving Credit Facility and the release of the Liens securing such Facility; or (ii) grants Liens to the Administrative Agent (for the benefit of the Lenders) on the assets of the Borrower and its Domestic Subsidiaries, which Liens (in favor of the Administrative Agent) prime the Liens securing the Pre-Petition Revolving Credit Facility.

Section 8.15 Chapter 11 Cases. In connection with the Chapter 11 Cases, the Borrower will, and will cause each Subsidiary to:

(a) include counsel for the Administrative Agent on any “Special Notice List” or other similar list of parties to be served with papers in any of the Chapter 11 Cases;

(b) to the extent having applicability to the Borrower or any Subsidiary, comply with the DIP Orders and all other orders entered by the Bankruptcy Court in the Chapter 11 Cases; and

(c) make, pursuant to the Budget (which shall be subject to the Variances), all payments of its (i) post-petition operating costs and expenses as and when due and (ii) administrative costs and expenses as and when such administrative costs and expenses are due and payable, including allowed Professional Expenses, in each case as approved by the Bankruptcy Court; and

(d) ensure that the Indebtedness shall at all times: (i) have super-priority, pursuant to Section 364(c)(1) of the Bankruptcy Code, over any and all administrative expenses specified in Section 503(b) or 507(b) of the Bankruptcy Code; (ii) be secured by a perfected first priority lien on all of the Borrower’s and the Guarantor’s Property pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code subject in priority only to the Carve-Out and Excepted Liens; and (iii) be secured by a best priority available lien on all of the Borrower’s and the Guarantor’s Property pursuant to Section 364(c)(3) of the Bankruptcy Code, subject only to the Carve-Out and to Excepted Liens.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, it is agreed that (x) so long as no Event of Default shall have occurred, to the extent that the payment thereof is consistent with the Budget, the Borrower shall be permitted to pay compensation and reimburse expenses allowed and payable on an interim basis under 11 U.S.C. § 331, as the same are due and payable; and (y) the super-priority claim status of Liens granted to secure the Indebtedness shall be subject only to Excepted Liens and to a fund for post-petition fees of Professional Persons retained in the Chapter 11 Cases by the Borrower or any creditors committee with the approval of the Bankruptcy Court pursuant to Bankruptcy Code sections 327, 328, 330, 331, 363, 503 and/or 1103, to the extent such fees (including, without limitation, any interim or final payments of such fees) have been approved by the Bankruptcy Court and do not exceed, in the aggregate, $3,000,000 (the “Professional Expense Cap”) and the payment of fees pursuant to 28 U.S.C. §1930 (the “Carve-Out”).

Section 8.16 Operation of Rigs. The Borrower will, and will cause each Subsidiary to comply with the following with respect to each Rig:

(a)(i) Comply with and satisfy all Governmental Requirements of the jurisdiction of such Rig’s home port, now or hereafter from time to time in effect, in order that such Rig shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Rigs for participation in the trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected be forfeited.

(b) The Borrower and each Subsidiary which owns or operates, or will own or operate, one or more such Rigs will, at all times while owning or operating such Rigs, be qualified to own and operate such Rigs under the laws of the jurisdiction of such Rig’s registry.

(c) With respect to each Rig that is being actively marketed or operated, keep such Rig in a good and sufficient state of repair consistent with industry standards of ownership and management practice employed by owners of mobile offshore drilling rigs of similar size and type and geographically situated and so as to maintain the present class of such Rig at its current classification by any first-class, recognized rating agency, including, without limitation, the American Bureau of Shipping, free of recommendations affecting class and qualifications and change of class.

(d) With respect to each Rig that is being actively marketed or operated: (i) make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Rig will not be materially impaired, and (ii) except as otherwise contemplated by this Agreement, not remove any material part of, or item of equipment owned by the Borrower or any applicable Subsidiary installed on, such Rig except in the ordinary course of the operation and maintenance of such Rig or unless (A) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien (other than Excepted Liens) in favor of any Person other than the Administrative Agent and becomes, upon installation on such Rig the property of the Borrower or such Subsidiary and subject to the security constituted by the Rig Mortgage or the Security Instruments, if applicable, or (B) the removal will not materially diminish the value of such Rig.

(e) Submit such Rig to such periodical or other surveys as may be required for classification purposes and, upon the written request of the Administrative Agent supply to the Administrative Agent copies of all survey reports and classification certificates issued in respect thereof.

(f) Subject to Bankruptcy Court prior approval (to the extent that the same is required), promptly pay and discharge in the ordinary course all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Excepted Liens) on or claims enforceable against such Rig and all tolls, dues, taxes, assessments, governmental charges, fines and penalties that are material in amount and lawfully charged on or in respect of such Rig other than any of the foregoing being contested in good faith and, if necessary, diligently by appropriate proceedings, and, in the event of arrest of any such Rig pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Rig from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(g) Maintain, or cause to be maintained by the charterer or lessee of any such Rig, a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Governmental Requirements for any such Rig and such other similar certificates as may be required in the course of the operations of any such Rig pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Governmental Requirements concerning financial responsibility for liabilities imposed on such Borrower or the Rigs with respect to pollution by any state or nation or political subdivision thereof.

(h) If the Person operating such Rig is not a Loan Party, promptly remit all earnings received by such Person from such Rig back to the appropriate Loan Party. For the avoidance of doubt, “earnings” does not include operating costs and reasonable management fees as are customary in the industry and which are set forth and supported by a budget for such Rigs which will be delivered to the Administrative Agent on or before such time as the subject Rig begins operations for such Person.

(i) Cause such Rigs to be managed by the Borrower or one of the Guarantors, or such other national or international, independent manager of established reputation engaged in the same or similar operation of mobile offshore drilling rigs similar to such Rigs, as consented to by the Administrative Agent.

(j) Cause such Rig to be registered under the laws and flag of the jurisdiction under which such Rig is registered as of the date of execution of this Agreement.

(k) Operate such Rigs in accordance with applicable insurance requirements from time to time in effect.

Section 8.17 Post-Closing Requirements. By no later than 10 Business Days after the funding of the initial Loan hereunder (such date herein referred to as the “Post-Closing Conditions Date”), the following requirements shall have been satisfied:

(a) Additional Security Instruments. The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the following: (i) Assignment of Insurances; and (ii) Assignment of Earnings.

(b) Releases of Existing Liens. All appropriate steps (which shall be satisfactory to the Administrative Agent) shall have been taken to release, of record, all of the existing Liens in favor of the administrative agent and the lenders under the Pre-Petition Revolving Credit Facility, including any such Liens on (i) the Rigs and (ii) any bank deposit accounts of the Borrower and its Subsidiaries.

(c) Perfection of Liens. The Loan Parties shall have delivered to the Administrative Agent all documents (which shall be satisfactory to the Administrative Agent) appropriate to perfect, of record, the Liens of the Administrative Agent on the Collateral, including to effect the filing of the Rig Mortgages;

(d) Rigs. To the extent requested by the Administrative Agent, as to any Rig, the Administrative Agent shall have received the following: (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Rig by the Borrower or the relevant Guarantor (or its predecessor); (ii) valid and current ISM/ISPS Code documentation required with respect to each Rig pursuant to applicable Governmental Requirements; (iii) the results of maritime registry searches with respect to such Rig, indicating no record liens other than Liens in favor of the Administrative Agent and Excepted Liens, in each case, dated not more than 60 days prior to the Effective Date; (iv) copies of the (A) Certificates of Inspection, (B) Rig Certificates of Financial Responsibility (Water Pollution) or International Oil Pollution Prevention Certificate, each issued by the United States Coast Guard (or the substantial equivalent in the case of foreign assets if available), (C) Certificates of Classification issued by the American Bureau of Shipping, (D) Certificates of Documentation or Certificates of Registry issued by the United States Coast Guard or foreign equivalent, (E) International Load Line

Certificates issued by the American Bureau of Shipping, and (F) Certificate of Financial Responsibility required by the Bureau of Ocean Energy Management, Regulation and Enforcement or the United States Coast Guard, in each case as applicable and as reasonably requested by the Administrative Agent with respect to such Rig, in each case, dated not more than 60 days prior to the Effective Date; and (v) evidence of the class of such Rig and the classification society with respect to such Rig.

(e) Legal Opinions. The Administrative Agent shall have received opinions of counsel to the Loan Parties, which opinions shall be satisfactory to the Administrative Agent, shall be consistent with customary practice, and shall cover, among other things, entity power and authority, legality, validity, binding effect and enforceability with respect to the Loans Documents.

(f) Authorized Agent Letters. The Administrative Agent shall have received a letter from CT Corporation System evidencing the appointment of CT Corporation System as authorized agent for service of process on each of the Borrower and each Guarantor under each Loan Document to which they respectively are parties.

(g) Insurance Matters. The Administrative Agent shall have received certificates of insurance coverage of the Borrower and its Subsidiaries and other evidence satisfactory to the Administrative Agent demonstrating that the Borrower and its Subsidiaries are maintaining insurance in accordance with Section 7.12 and Section 8.07.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents;

(b) Debt of the Borrower and its Subsidiaries existing on the date hereof that is disclosed on Schedule 9.01 hereto;

(c) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d) Debt under Capital Leases not to exceed $100,000;

(e) intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.04(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries; and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g)(i) Debt consisting of performance, bid and customs bonds, letters of credit, statutory obligations, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business in connection with new, renewed or extended charter or leases of Rigs entered into after the Effective Date, and (ii) Debt incurred in the ordinary course of business with respect to insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions, provided that the aggregate amount of the liability of the Borrower and its Subsidiaries for Debt described in the preceding clauses (i) and (ii) shall not exceed $2,500,000 in the aggregate at any one time outstanding.

(h) other Debt not to exceed $100,000 in the aggregate at any one time outstanding.

Section 9.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness.

(b) Excepted Liens.

(c) Liens securing Capital Leases permitted by Section 9.01(d) but only on the Property under lease.

(d) Liens disclosed on Schedule 9.02 hereto.

(e) Liens on leasehold interests created by the lessor of the applicable leased premises in favor of a mortgagee of such premises.

(f) Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and, if necessary, by appropriate proceedings diligently conducted, if reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP.

Section 9.03 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted

Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) to the extent permitted under the Budget, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

Section 9.04 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.04.

(b) accounts receivable arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) deposits in money market funds investing exclusively in Investments described in Section 9.04(c), Section 9.04(d) or Section 9.04(e).

(g) Investments made by the Borrower in or to the Guarantors, and (ii) made by any Subsidiary in or to the Borrower or any Guarantor.

(h) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.04 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.04(h) exceeds $100,000.

(i) other Investments not to exceed $100,000 in the aggregate at any time; provided that the Borrower shall not acquire any Rig without the express written consent of the Administrative Agent.

Section 9.05 Nature of Business; Foreign Operations. Other than on account of the filing of the Chapter 11 Cases, the Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of the business that it was engaged in as of the Effective Date. The Borrower will not, and will not permit any Subsidiary to, have any Property outside the jurisdiction of the United States federal courts, except for the operations of the Borrower’s Foreign Subsidiaries organized and operating in Mexico, which shall not be changed in any respect after the Effective Date and which shall in no event involve the retention of more than $850,000 (or the equivalent thereof in foreign currency) in bank accounts in Mexico.

Section 9.06 Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $100,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.07 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.19. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. Other than pursuant to the asset purchase agreement, a then current copy of which was delivered to the Administrative Agent pursuant to Section 6.01(n), or any agreement substantially similar thereto that is acceptable to the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that:

(a) any Subsidiary, Foreign Subsidiary or Non-Filing Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Subsidiary that is a Guarantor (provided that if one of such parties to the consolidation is a Foreign Subsidiary or a Non-Filing Subsidiary, such Guarantor shall be the continuing or surviving Person) and if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary; and

(b) for the avoidance of doubt, any Foreign Subsidiary of the Borrower may participate in a consolidation with any one or more Foreign Subsidiaries; provided that if one of such Foreign Subsidiaries is a Wholly-Owned Subsidiary, the survivor shall be a Wholly-Owned Subsidiary; and any Foreign Subsidiary or owner of a Foreign Subsidiary may be dissolved or liquidated as the Borrower deems reasonably necessary or desirable.

Section 9.11 Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, convey or otherwise transfer any Property except sales and other dispositions in the ordinary course of business of Properties having a fair market value not to exceed $100,000 during any month. Notwithstanding the foregoing, the Borrower shall not sell, exchange, transfer or otherwise dispose of any Rig except with the prior written consent of the Administrative Agent.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. Notwithstanding the foregoing or any other provision of this Agreement or any other Loan Document to the contrary, the Borrower will not, and will not permit any Subsidiary to, transfer (whether by sale, assignment, exchange, capital contribution, loan, or otherwise) any cash or other Property to any Foreign Subsidiary or Non-Filing Subsidiary.

Section 9.14 Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary. After the date hereof, neither the Borrower and nor any of its Subsidiaries shall form or acquire any Domestic Subsidiary or Foreign Subsidiary. The Borrower shall not permit any material change in the operations of its Foreign Subsidiaries as such operations exist on the date of this Agreement, including any material increase in the amount of cash held by such Foreign Subsidiaries in foreign bank accounts, except as may occur as a result of its operations or the disposition of any of its properties or its liquidation or dissolution.

Section 9.15 Changes in Accounting Policies, etc. The Borrower shall not make any change in (a) any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or any applicable Governmental Requirement, (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31, or (c) the Borrower’s method of determining fiscal quarters.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.02(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17 Amendment of Material Contracts, etc. The Borrower will not, and will not permit any Subsidiary to amend, modify, supplement, terminate or waive any provision of (a) the Borrower’s or such Subsidiary’s organizational documents, or (b) any material agreement to which the Borrower or any Subsidiary is a party, in each case, other than any such amendment or other modification (i) made solely in connection with a transaction that is otherwise permitted under this Agreement or (ii) that would not reasonably be expected to have a Material Adverse Effect.

Section 9.18 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

Section 9.19 Operation of Rigs. With respect to the each Rig, the Borrower will not, and will not permit any relevant Subsidiary to:

(a) make any modification to any such Rig which would materially adversely alter the structure, type or performance characteristics of such Rig or which would materially reduce the value of such Rig;

(b) undertake or commence upgrades or improvements on any such Rig without the previous consent of the Administrative Agent and delivery to the Administrative Agent of a written waiver or subordination of its Liens or its equivalent, such waiver or subordination to be in form and substance reasonably satisfactory to the Administrative Agent and executed by the Person providing such upgrades or improvements

(c) charter any such Rig to, or permit such Rig to serve under any contract with, a Person (i) or engage in any transaction, which will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (iii) that engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person, if such transaction or violation would (A) expose the Administrative Agent or any Lender to any penalty, sanction or investigation or (B) jeopardize the Lien created by the Rig Mortgages, or (C) reasonably be expected to have a material adverse effect on any Loan Party or the operation of such Rigs, or any Loan Party’s ability to load or discharge cargo or to effect repairs on such Rigs;

(d) cause or permit any such Rig to be operated in any manner contrary to law applicable to it and its operations (except where the failure to operate in compliance with any such law would not have a material adverse effect on any Loan Party, such Rig or the Lien created by the applicable Rig Mortgage);

(e) abandon any such Rig in a port outside the United States of America;

(f) engage in any unlawful trade or violate any law or carry any cargo that shall expose any such Rig to forfeiture or capture;

(g) operate any such Rig in any place outside of the territorial waters of the United States;

(h) without giving prior written notice thereof to the Administrative Agent, change the registered owner, name, flag, official or patent number, as the case may be, the home port or class of any such Rig;

(i) any act by which any insurance policy or entry required by Section 8.07 may be suspended, impaired or cancelled, and permit or allow any Rig to undertake any voyage or run any risk or transport any cargo which may not be permitted by the Insurance Policies in force, without having previously insured such Rig by additional coverage to extend to such voyages, risks or cargoes; or

(j) cause or permit any Rig to operate or undertake a voyage to or to sail in any area which has been declared a war area by the relevant underwriters and insurance companies and has been included in the list of exclusions from time to time in effect attached to the war risks insurance policies in the form of the war risks trading warranties, without first notifying thereof the Administrative Agent and the war risks underwriters of such Rig and paying any additional insurance premiums required.

Section 9.20 Certain Bankruptcy Court Matters.

(a) The Borrower will not, and will not permit any Subsidiary to, apply to the Bankruptcy Court for authority to (i) take any action that is prohibited by the terms of any of the Loan Documents; (ii) refrain from taking any action that is required to be taken by the terms of any of the Loan Documents or the DIP Orders; (iii) permit any Debt or other Claim to be pari passu with or senior to any of the Indebtedness; or (iv) use any cash proceeds of the Collateral other than in payment of the Indebtedness or as otherwise expressly authorized in the Loan Documents.

(b) The Borrower will not, and will not permit any Subsidiary to, seek or consent to any amendment, supplement or any other modification of any of the terms of the DIP Orders.

(c) The Borrower will not, and will not permit any Subsidiary to, make any payment of principal or interest on account of any Claim against the Borrower or any Subsidiary that arose prior to the Petition Date, other than rent under leases in existence on the Petition Date, Claims permitted to be paid by the Budget (which shall be subject to the Variances) and “first day orders” to the extent approved by order of the Bankruptcy Court, the Claims of critical vendors to the extent approved by the Administrative Agent, and any other payments authorized by the Bankruptcy Court.

Section 9.21 Budget. The Borrower will not, and will not permit any Subsidiary to, make or commit or agree to make any expenditure in any given week that would exceed the Budget as then in effect for such week (but subject to the Variances). Compliance with the Budget and the Variances shall be tested on a weekly basis.

Section 9.22 Deposit Accounts. After the Post-Closing Conditions Date, the Borrower will not, and will not permit any Subsidiary to, have any lockbox or bank account unless the Administrative Agent, the Borrower (or the applicable Subsidiary) and the bank with which such lockbox or such account is maintained, have executed a Deposit Account Control Agreement with respect to such lockbox and/or bank account.

Section 9.23 Press Releases. The Borrower will not, and will not permit any Subsidiary to, issue any press release regarding the loan facility provided in this Agreement and the Loan Documents except with the prior approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) except as required by the rules of the exchange on which the Borrower’s securities are listed or the rules of the SEC.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(g), Section 8.01(j), Section 8.01(k), Section 8.01(l), Section 8.02, Section 8.03, Section 8.12, Section 8.13, Section 8.14, Section 8.15, Section 8.16, Section 8.17 or in Article IX.

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f) any default or event of default on the part of any Borrower or any Subsidiary under any agreement, document or instrument which is entered into after the Petition Date and which relates to any Debt.

(g)(i) the Borrower or any Subsidiary shall fail to comply with any of the provisions of any DIP Order or any Cash Collateral Order; (ii) a trustee shall be appointed in any Chapter 11 Case; (iii) the appointment of any Person having the power to control the operations of the business of any Loan Party over the objections of the Administrative Agent; (iv) any Chapter 11 Case shall be dismissed or converted to a case under Chapter 7; (v) the Bankruptcy Court shall approve a disclosure statement for a Reorganization Plan other than an Acceptable Plan or a Confirmation Order shall be entered with respect to a Reorganization Plan that is not an Acceptable Plan; (vi) there shall be filed by any Loan Party any motion to sell all or a substantial part of the Collateral on terms that are not acceptable to the Administrative Agent in its sole discretion; (vii) without the Administrative Agent’s prior written consent, the Borrower or any Subsidiary shall file any motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, any DIP Order or, without the Administrative Agent’s prior written consent, any DIP Order is amended, vacated, stayed, reversed or otherwise modified; (viii) the Bankruptcy Court shall enter an order granting to any Person (other than the Administrative Agent or a Lender) relief from the automatic stay to foreclose upon a Lien (or to accept a deed in lieu of foreclosure or the like) with respect to any Property of any Borrower that has an aggregate book value in excess of $500,000 or to terminate or otherwise exercise remedies under any material agreement, document or instrument which is entered into after the Petition Date, whether or not it relates to any Debt; (ix) the Borrower or any Subsidiary shall file a motion or other request with the Bankruptcy Court seeking authority to use any cash proceeds of the Collateral or to obtain any financing under Section 364(c) or Section 364(d) of the Bankruptcy Code or otherwise secured by a Lien upon any Collateral (in each case (A) without the Administrative Agent prior written consent or (B) if such motion fails to contemplate payment in full of the Indebtedness); (x) without the Administrative Agent’s consent, the Borrower or any Subsidiary shall discontinue or suspend all or any material part of its business operations or commence an orderly wind-down or liquidation of any material part of the Collateral; (xi) the payment by the Borrower or any Subsidiary of any pre-petition Debt, other than as approved by the Bankruptcy Court and the Administrative Agent; or (xii) the Borrower or any Subsidiary shall submit any motion or other pleading in any Chapter 11 Case attacking the validity or enforceability of any DIP Order or any of the Loan Documents.

(h) the occurrence of any Material Adverse Effect.

(i)(i) one or more post-petition judgments for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more post-petition non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a post-petition judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such post-petition judgment.

(j) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(k) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor. Notwithstanding any termination of the Commitments in accordance with this Section 10.02(a), subject to any required approval of the Bankruptcy Court, the Lenders may, in their sole and absolute discretion (and subject to such terms and conditions as the Lenders, acting in their sole and absolute discretion, may impose), continue to provide Loans hereunder in such amounts as the Lenders (in their sole and absolute discretion) may approve from time to time.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans;

(v) fifth, pro rata to any other Indebtedness; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its trustee (for the purposes of the Rig Mortgages) and agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in

Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Documentation Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waive the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agent as a Lenders. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each

Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 5 Greenway Plaza, Suite 2700, Houston, Texas 77046, Attention of the Chief Executive Officer (Telecopy No. 713-369-7312);

(ii) if to the Administrative Agent, to it at D.E. Shaw Direct Capital Portfolios, L.L.C., 10000 Memorial Drive, Suite 500, Houston, Texas 77024, Attention of Debbie Blank (Telecopy No. 713-292-5454); and

(iii) if to the Lender, to it at D.E. Shaw Direct Capital Portfolios, L.L.C., 10000 Memorial Drive, Suite 500, Houston, Texas 77024, Attention of Debbie Blank (Telecopy No. 713-292-5454).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (iv) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.10), or (v) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED BY ANY OF THEM IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON

OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 12.03(a) or (b), each Lender severally agrees to pay to such the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(b)(iii)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).

(i) From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(iii) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, the Notes and the Loan Documents to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to any Person.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT

THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability; Conflicts. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. It is agreed that the provisions of this Agreement and of other Loan Documents shall be subject in all respects to the terms and provisions of the DIP Orders, and in the event that any provision in this Agreement or any other Loan Document is in direct conflict with, or inconsistent with, any provisions of any DIP Order, the provisions of such DIP Order shall govern and control.

Section 12.08 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND

DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS AND HEREBY CONFERS AN IRREVOCABLE SPECIAL POWER, AMPLE AND SUFFICIENT, TO CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK CITY, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY CLAIM BASED THEREON. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.08.

Section 12.09 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.10 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) subject to agreement containing provisions substantially the same as those of this Section, to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) subject to agreement containing provisions substantially the same as those of this Section, to any investor or prospective investor of any Lender or any Lender’s Affiliates, (h) subject to agreement containing provisions substantially the same as those of this Section, to any financing sources of any Lender or its Affiliates and to the agents or representatives of such financing sources and to any rating agency, collateral management servicer or other such service provider in connection with any financing that any Lender (or its Affiliates) may obtain, (i) with the consent of the Borrower, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.10 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.10, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the U.S. federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.11 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.11 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.11. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.12 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries (other than the Indemnitees as set forth in Section 12.03).

Section 12.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	SEAHAWK DRILLING, INC.

	By:	/s/ RANDALL D. STILLEY
	Name:	Randall D. Stilley
	Title:	President and Chief Executive Officer

[Signature Page 1 to Debtor-in-Possession Credit Agreement]

ADMINISTRATIVE AGENT:	D. E. SHAW DIRECT CAPITAL PORTFOLIOS, L.L.C., as Administrative Agent

	By:	/s/ W. TODD HUSKINSON
	Name:	W. Todd Huskinson
	Title:	Authorized Signatory

[Signature Page 2 to Debtor-in-Possession Credit Agreement]

LENDER:	D. E. SHAW DIRECT CAPITAL PORTFOLIOS, L.L.C., as the Lender

	By:	/s/ W. TODD HUSKINSON
	Name:	W. Todd Huskinson
	Title:	Authorized Signatory

[Signature Page 3 to Debtor-in-Possession Credit Agreement]